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                                                                       Exhibit 5

                          DRINKER BIDDLE & SHANLEY LLP
                                500 Campus Drive
                       Florham Park, New Jersey 07932-1047

                                April 3, 2002


The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey 07061-1615

                  Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

                  We are acting as counsel for The Chubb Corporation, a New Jersey corporation (the "Corporation"), in connection with the Registration Statement on Form S-3 (Registration No. 333-74912), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the sale from time to time of securities of the Corporation with an aggregate public offering price of up to $1,000,000,000. The securities may include: (i) senior debt securities (the "Senior Debt Securities") to be issued by the Corporation under an indenture dated as of October 25, 1989 between the Corporation and Bank One Trust Company, N.A., successor to The First National Bank of Chicago, as trustee (the "Senior Indenture"); (ii) subordinated debt securities (the "Subordinated Debt Securities") to be issued by the Corporation under an indenture to be executed by the Corporation and Bank One Trust Company, N.A., as trustee (the "Subordinated Indenture"); (iii) common stock of the Corporation, including rights to purchase Series B Participating Cumulative Preferred Stock (the "Common Stock"); (iv) preferred stock of the Corporation (the "Preferred Stock"); (v) preferred stock depositary shares (the "Depositary Shares") to be issued by the Corporation under a deposit agreement to be entered into among the Corporation, a depositary and holders of depositary receipts (the "Deposit Agreement"); (vi) debt warrants to be issued by the Corporation (the "Debt Warrants") under a debt warrant agreement to be entered into between the Corporation and a debt warrant agent (the "Debt Warrant Agreement"); and (vii) stock warrants to be issued by the Corporation (the "Stock Warrants" and together with the Debt Warrants, the "Warrants") under a stock warrant agreement to be entered into between the Corporation and a stock warrant agent (the "Stock Warrant Agreement" and together with the Debt Warrant Agreement, the "Warrant Agreements").

         In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-laws of the Corporation as amended through the date of this opinion, resolutions of the Corporation's Board of Directors, and such other documents, corporate records, certificates of public officials and other instruments as we have deemed appropriate. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New Jersey.

         In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Corporation.

         On the basis of the foregoing, we are of the opinion that:

                  1. The Senior Debt Securities, when issued in accordance with the terms of the Senior Indenture, will be valid and binding obligations of the Corporation.
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The Chubb Corporation
April 3, 2002
Page 2


                  2. When the Subordinated Indenture has been duly authorized and executed by the parties thereto, the Subordinated Debt Securities, when issued in accordance with the terms of the Subordinated Indenture, will be valid and binding obligations of the Corporation.

                  3. When the issuance of any shares of Common Stock or Preferred Stock has been duly authorized under New Jersey law and the Corporation's Certificate of Incorporation and By-laws, and such shares are issued, such shares will be validly issued, fully-paid and nonassessable.

                  4. When the Deposit Agreement has been duly authorized and executed by the parties thereto, and Preferred Stock has been deposited thereunder, any Depositary Shares when issued in accordance with the terms thereof will be valid and binding instruments in accordance with their terms and the terms of the Deposit Agreement.

                  5. When any Warrant Agreement has been duly authorized and executed by the parties thereto, any Warrants, when issued in accordance with the terms of the relevant Warrant Agreement, will be valid and binding obligations of the Corporation.

         In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Corporation shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Corporation with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

         We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement of creditors' rights and remedies (including those relating to fraudulent conveyances and transfers).

         We hereby consent to the reference to our firm under the captions "Legal Matters" in the Prospectus and "Legal Matters" in any Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                                                   Very truly yours,


                                                /s/ Drinker Biddle & Shanley LLP
                                                --------------------------------
                                                 DRINKER BIDDLE & SHANLEY LLP